Exhibit 2.2

NUMBER	The9 Limited	SHARES
INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW

CAPITAL OF US$50,000,000

(divided into (i) 4,300,000,000 Class A Ordinary Shares of par value US$0.01 each, (ii) 600,000,000 Class B Ordinary Shares of par value US$0.01 each and (iii) 100,000,000 shares of a par value of US$0.01 each)

This certifies that
Of

is the registered holder of                       Class A Ordinary Shares fully paid and non-assessable, subject to the Memorandum and the Articles of Association of the Company, and transferable only on the books of the Company by the holder hereof in person or by Attorney upon surrender of this certificate properly endorsed.

Given under the Common Seal of the said Company

This __ day of ___ 2019

The Common Seal of the Company was		hereunto affixed in the presence of

CA
Director